EXHIBIT 99.1

Johnson Outdoors Announces Fiscal Second Quarter Results

Settlement Agreement in Patent Litigation Reached

RACINE, Wis., May 05, 2016 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading outdoor recreation equipment company, today reported significantly higher profits and earnings on increased sales during the 2016 second fiscal quarter and first fiscal six months ending April 1, 2016.

"Johnson Outdoors’ family of iconic outdoor brands is heading into the primary retail selling period for our products well-positioned for continued growth and success. Award-winning innovation, including the Minn Kota® Ulterra® fishing motor, Humminbird® Helix® series of fishfinders, Jetboil® Genesis™ personal cooking systems and Old Town® Predator™ fishing kayaks among others are generating excitement and strong demand in our markets. We are very pleased with bottom-line performance, but still not satisfied as we continue to strive for a better balance of profit contributions across our units with the goal of delivering accelerated sustained profitable growth,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

SECOND QUARTER RESULTS

Sales during the second fiscal quarter historically reflect shipments to customers in advance of the primary selling period for the outdoor recreation industry’s warm-weather products season.  Net sales increased 1 percent to $134.2 million in the current fiscal second quarter compared to $133.1 million in revenue for the prior year fiscal quarter, driven by gains in the Company’s fishing and watercraft recreation businesses.  Foreign currency translation had a 1 percent negative impact on revenue.  Key drivers behind the year-over-year comparison in each business unit were:

  Continued market momentum in Minn Kota® and Humminbird® brands drove a 1.9 percent increase in Marine Electronics revenue topping last year’s record-high second quarter sales.
  Strong performance in Old Town® and accessory brands led to a 6.1 percent increase in Watercraft revenue.
  Growth in specialty retailers could not overcome reduced revenue in large outdoor retailers, resulting in a 4.5 percent slip in Outdoor Gear sales year-over-year.
  Unfavorable currency translation of 1.4 percent and continued turmoil in the Mideast resulted in a 4.8 percent decline in Diving revenue.

Total Company operating profit nearly doubled in the second quarter, increasing to $15.1 million in the current year quarter compared to $7.6 million in the previous fiscal year quarter.  Gross margin improved to 40.9 percent due to favorable mix and improved operating efficiency in all units.  Operating expense during the quarter declined 10.1 percent year-over-year due to reduced legal expenses of $2.9 million and lower warranty and promotional expense. Net income in the fiscal second quarter was $9.3 million, or $0.93 per diluted share, increasing 155.7 percent compared with net income of $3.6 million, or $0.36 per diluted share, in the previous fiscal year’s second quarter.

Legal expenses in the prior year were primarily related to the Company’s side scan sonar patent infringement lawsuits against Garmin International, Inc., a subsidiary of Garmin Ltd.  In November 2015, the International Trade Commission (ITC) affirmed that some Garmin sonar products infringed one of the Company’s patents and issued an order barring import, sale or distribution of infringing products and components.  Today, the Company and Garmin jointly announced a settlement agreement has been reached resolving the litigation, which includes the licensing of three side scan sonar patents to Garmin, and will bring closure to related legal matters pending before the ITC, the U.S. Court of Appeals for the Federal Circuit and U.S. District Court for the Middle District of Alabama.  Terms of the agreement are confidential.

“Innovation is our lifeblood and what Johnson Outdoors has delivered consistently for nearly 50 years.  It is the driving force behind our legacy of continuous growth and success.  This is why we invest heavily in development and protection of our proprietary innovation and vigorously defend it against unauthorized use. Today’s announced settlement and licensing agreement are the latest acknowledgements of the validity of our side scan sonar patents by our competitors as affirmed consistently by the courts,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors.

Johnson Outdoors unveiled its revolutionary side scan sonar technology in 2005 in Humminbird®  Side-Imaging® fishfinders, winning the coveted overall “Best In Electronics” at ICAST, the world’s largest and most prestigious fishing show, launching its rise to becoming a powerhouse fishing brand. Today, Humminbird® is recognized as a leading innovator and manufacturer of fishfinders, fishfinder/GPS combo units, ice flashers, digital depth gauges and high-definition cartography.  The new 2015 ICAST Award Winning Humminbird® Helix® Side Imaging® fishfinder series is expanding the reach and accessibility of patented side scan sonar technology to an even broader angler consumer base.

YEAR-TO-DATE RESULTS

Fiscal 2016 year-to-date net sales increased 7.6 percent to $219.5 million compared with net sales of $203.9 million in the same year-to-date period last year.  Foreign currency translation had a negative impact of 1 percent on sales versus the prior year period.  Total Company operating profit was $14.2 million versus operating profit of $0.3 million during the first six months of the prior fiscal year-to-date period.  Gross margin during the first six months improved to 40.2 percent compared with 38.9 percent in the same fiscal period in the prior year.  Operating expense during the first half of the fiscal year declined 6.2 percent due primarily to decreased legal expense of $5.4 million. Net income during the first fiscal six-month period rose to $8.8 million, or $0.88 per diluted share, a significant improvement versus the net loss of ($0.5) million, or ($0.06) per diluted share reported in the same six-month period in the prior fiscal year.

OTHER FINANCIAL INFORMATION
At April 1, 2016, cash, net of debt was $13.4 million compared with the Company’s debt, net of cash position of $6.8 million at April 3, 2015.  Depreciation and amortization was flat year-over-year at $5.7 million in both the current and prior year-to-date period. Capital spending totaled $5.6 million during the first six-month period compared with $4.2 million in the previous year-to-date period.

“The balance sheet is strong and our cash position is growing enabling us to continue to invest in opportunities to expand and grow our fishing, camping, hiking, diving and watercraft recreation businesses.  We are confident in our ability and plans to create long-term value and consistently pay dividends to shareholders,” said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 6, 2016.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus, its digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company’s success in integrating strategic acquisitions; the risk of future write downs of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	April 1 2016	April 3 2015	April 1 2016	April 3 2015
Net sales	$134,192	$133,111	$219,490	$203,933
Cost of sales	79,197	81,175	131,196	124,663
Gross profit	54,995	51,936	88,294	79,270
Operating expenses	39,857	44,313	74,056	78,978
Operating profit:	15,138	7,623	14,238	292
Interest expense, net	287	308	469	473
Other expense (income), net	182	495	(381)	(77)
Income (loss) before income taxes	14,669	6,820	14,150	(104)
Income tax expense	5,348	3,174	5,363	444
Net income (loss)	$9,321	$3,646	$8,787	$(548)
Weighted average common shares outstanding - Dilutive	9,848	9,725	9,821	9,703
Net income (loss) per common share - Diluted	$0.93	$0.36	$0.88	$(0.06)
Segment Results
Net sales:
Marine electronics	$90,993	$89,338	$149,593	$132,881
Outdoor equipment	11,616	12,157	17,930	18,539
Watercraft	14,751	13,906	21,129	19,361
Diving	17,060	17,913	31,352	33,427
Other/eliminations	(228)	(203)	(514)	(275)
Total	$134,192	$133,111	$219,490	$203,933
Operating profit (loss):
Marine electronics	$17,283	$11,130	$22,978	$9,543
Outdoor equipment	999	1,070	797	725
Watercraft	831	-	296	(1,026)
Diving	(704)	(369)	(2,578)	(705)
Other/eliminations	(3,271)	(4,208)	(7,255)	(8,245)
Total	$15,138	$7,623	$14,238	$292
Balance Sheet Information (End of Period)
Cash and cash equivalents			$50,938	$48,906
Accounts receivable, net			102,786	110,817
Inventories, net			89,769	79,752
Total current assets			248,066	245,239
Total assets			354,789	342,851
Short-term debt			373	359
Total current liabilities			86,128	76,340
Long-term debt, less current maturities			37,172	55,333
Shareholders’ equity			207,189	188,043

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON
VP & CHIEF FINANCIAL OFFICER
262-631-6600

PATRICIA PENMAN
VP – GLOBAL MARKETING SERVICES & COMMUNICATIONS
262-631-6600